Exhibit 99.1
                                                                   Press Release


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ParkerVision(R)
---------------------------------------------------------------SIGNAL MAX
Featuring SIGNALMAX Family of Products

Contacts:  ParkerVision:                    Keating & Co.
           Carolyn Wrenn (IR)               Vicki Banner
           888 690-7110                     973.966.1100
           cwrenn@parkervision.com          vbanner@keatingco.com

Cameron Associates
Peter Seltzberg
212-245-8800
peter@cameronassoc.com

              ParkerVision Announces Private Placement of $21.6 MM

JACKSONVILLE, FL - March 15, 2005 - ParkerVision, Inc. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, today announced that it has completed a private placement for the sale of 2,880,000 shares of its common stock, at a price of $7.50 per share, and warrants to purchase an additional 720,000 shares, at an exercise price of $9.00 per share, for gross proceeds of $21.6 million.

The warrants will be exercisable at any time for five years and the company has agreed to register the resale of the shares sold in the offering and the underlying warrants. The group of institutional and individual investors purchasing the securities was led by Special Situations Funds, LP. Wells Fargo Securities, LLC served as placement agent for the private placement.

Net proceeds from the offering of approximately $20.3 million will be used to continue to fund the company's technology development, add the sales and marketing resources necessary to capitalize on the company's recently announced power amplifier opportunity with various OEM markets, continue to support and implement its retail strategy, and general corporate purposes.

Commenting on the transaction, Jeffrey L. Parker, CEO and Chairman of ParkerVision stated, "I am confident that this financing will give us the resources we need to accelerate the market penetration of our new products using D2D(TM) as well as the digital power amplifier products and take advantage of the exciting new opportunities that lie ahead of us."


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About ParkerVision

ParkerVision, Inc. is headquartered in Jacksonville, Fla. with additional facilities in Orlando, Florida. The company's new RF power amplifier products provide chip and technology solutions to manufacturers of wireless RF products. The company designs, develops and manufactures complete semiconductor system solutions for wireless products based on the enabling, patented D2D(TM) technology. D2D, which is applicable to all wireless applications, utilizes digital radio circuitry that eliminates the negative attributes inherent to products that use legacy analog processes. ParkerVision also offers wireless networking products that incorporate the D2D technology to provide superior reliability, distance, and interference immunity and are available at select national and regional retail partner locations. Additional information about ParkerVision is available at www.parkervision.com.

                           Forward Looking Statements

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2003 and the Form 10Q for the quarter September 30, 2004.

The securities offered by ParkerVision, Inc. have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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